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EXHIBIT 5.1


                                August 3, 1999


Centennial Communications Corp.
1528 Wazee
Suite 200
Denver, CO 80202


Gentlemen:

     We are acting as counsel for Centennial Communications Corp., a Delaware corporation (the "Company") in connection with the proposed issuance and exchange of up to $40,000,000 aggregate principal amount of the Company's 14% Senior Discount Notes due 2005 (the "Exchange Notes") for an equal principal amount of the Company's 14% Senior Discount Notes due 2005 outstanding on the date hereof (the "Private Notes"), to be issued pursuant to the Indenture dated as of January 15, 1998 (the "Indenture") by and among the Company, as issuer, and State Street Bank and Trust Company, as trustee (the "Trustee").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that when the Exchange Notes have been duly executed by authorized officers of the Company and authenticated by the Trustee in accordance with the Indenture and the Exchange Offer, the Exchange Notes will be valid and binding obligations of the Company.

     The opinion expressed herein is limited to the laws of the State of Colorado and the federal laws of the United States of America, as currently in effect.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Company to register the exchange of the Exchange Notes for the Private Notes under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


                                        Very truly yours,

                                        /s/ Holland & Hart LLP

                                        HOLLAND & HART LLP